Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ALBIREO PHARMA, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

ALBIREO PHARMA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.The Restated Certificate of Incorporation of the Corporation, filed on May 17, 2007, as amended (the “Restated Certificate of Incorporation”), is hereby amended by deleting the first paragraph of Article FOURTH of the Restated Certificate of Incorporation in its entirety and inserting the following paragraph in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of (i) 30,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

2.The amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

Signed this 12th day of June, 2017.

ALBIREO PHARMA, Inc.

By:	/s/ Ronald H.W. Cooper Name: Ronald H.W. Cooper Title: President and Chief Executive Officer